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                                                                    EXHIBIT 99.1




                      AMCAST INDUSTRIAL CORPORATION REACHES
                  AGREEMENT IN PRINCIPLE ON DEBT RESTRUCTURING

FILES VOLUNTARY PETITION TO REORGANIZE UNDER CHAPTER 11 OF U.S. BANKRUPTCY CODE;
              RECEIVES COMMITMENT FOR $15 MILLION IN NEW FINANCING;
              COMPANY'S OPERATIONS TO CONTINUE WITHOUT INTERRUPTION


DAYTON, Ohio - November 30, 2004 - Amcast Industrial Corporation announced today that it has reached an agreement in principle with representatives of its banks and note holders on a financial restructuring of the Company's capital that would reduce the Company's debt by approximately $30 million and strengthen its balance sheet. To facilitate the restructuring, Amcast and certain of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Ohio.

Amcast has received a commitment from its lenders for up to $15 million in new debtor-in-possession (DIP) financing. Subject to Court approval, the DIP financing, combined with the Company's cash from operations, is expected to provide funding for operations during the Chapter 11 process.

"We have been involved in discussions with our lenders for several months in an effort to address our balance sheet issues. We believe this agreement achieves what we set out to do at the outset, namely to improve our prospects for long-term success," said Byron Pond, Amcast's Chairman, President and Chief Executive Officer. "This restructuring, once fully implemented,


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will allow Amcast to take full advantage of the fundamental strength of our business and continue to be a valuable business partner to our customers and suppliers. We will have a much improved balance sheet and a capital structure that is more appropriate for the business," Mr. Pond said.

Under the terms of the restructuring agreement, Amcast's senior lenders and note holders have agreed to exchange approximately $109 million of existing senior debt for a combination of $75 million in senior and subordinated debt and all of the equity in the reorganized company. As a result, it is presently anticipated that the current equity will be cancelled and become worthless upon Amcast's emergence from Chapter 11.

Amcast expects to file a Plan of Reorganization and Disclosure Statement in the next several weeks which will incorporate the terms of the restructuring agreement. "The restructuring will result in a much stronger company," Pond said. "It directly addresses our balance sheet issues and removes the uncertainties and concerns created by our burdensome debt obligations, which have placed significant financial pressure on the Company. It will permit Amcast to effectively put the challenges of the past behind us, and provides the company with a more appropriate capital structure and financial resources to help secure our future."

Pond stressed that the restructuring process is not expected to have any significant impact on the Company's ability to fulfill its obligations to its employees and customers. "During the restructuring period and beyond, we intend to continue our long-standing commitment to provide the highest quality products and the service our customers have come to expect. We expect our



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daily operations to continue as usual and we will continue to do business with our suppliers and pay them on normal terms for goods and services they supply during the Chapter 11 process.

"With our DIP financing and the protections provided under the Bankruptcy Code for post-petition purchases, we are confident our suppliers will continue to support us while we complete our restructuring. Moving forward, we will continue to service our existing customers, renew current contracts and solicit new business," Pond said.

As a routine matter, Amcast is presenting its ongoing employee compensation and benefit programs to the Court for approval as part of the Company's "first day" motions. The Company anticipates that the Court will approve these requests, thereby ensuring that employees will be paid and that benefit programs will continue to be available at the present time.

Pond concluded, "We appreciate the ongoing loyalty and support of our employees. Their dedication and hard work are critical to our success and integral to the future of the Company. I would also like to thank our customers and suppliers for their continued support during this process. Our management team is committed to making this reorganization successful and leading Amcast towards a brighter future."

The Company's Chapter 11 petitions were filed in the United States Bankruptcy Court for the Southern District of Ohio on November 30, 2004. Details regarding the filing can be found at www.amcast.com.



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Amcast Industrial Corporation is a leading manufacturer of technology-intensive metal products. Its two business segments are brand name Flow Control Products marketed through national plumbing distribution channels and Engineered Components for automotive original equipment manufacturers. The Company serves the automotive, construction, and industrial sectors of the economy.

This release includes "forward-looking statements" which are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors include, among others: general economic conditions less favorable than expected, fluctuating demand in the automotive and housing industries, competitive pricing pressures in the Company's automotive and flow control businesses, effectiveness of production improvement plans, inherent uncertainties in connection with international transactions, labor availability and relations at the company and its customers, the impact of homeland security measures, and the ability of the Company to satisfy obligations under and to comply with the provisions of its loan documents.

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